Exhibit 99.1

PATHWARD FINANCIAL, INC.™ ANNOUNCES RESULTS FOR 2022 FISCAL THIRD QUARTER
- Fiscal 2022 Third Quarter Net Income of $22.4 million, or $0.76 Per Diluted Share -
- Reinstates Guidance, With Fiscal 2023 GAAP EPS Range of $5.25 to $5.75 -
Sioux Falls, S.D., July 27, 2022 -- Pathward Financial, Inc.TM, (“Pathward Financial” or the “Company”) (Nasdaq: CASH), formally known as Meta Financial Group, Inc., reported net income of $22.4 million, or $0.76 per share, for the three months ended June 30, 2022, compared to net income of $38.7 million, or $1.21 per share, for the three months ended June 30, 2021. During the quarter the Company recognized $3.4 million of pre-tax expenses related to rebranding efforts and $3.1 million of pre-tax separation related expenses. Excluding the impact of the rebranding and separation expenses, net of tax, the Company's adjusted net income for the quarter totaled $27.3 million, or $0.93 per share. See non-GAAP reconciliation table below.
CEO Brett Pharr said, “We continue to benefit from low-cost deposits provided from our banking-as-a-service business to fund our various asset class opportunities in Commercial Finance. This model will generate higher returns once the market lending rates begin to reflect the higher rate environment. Our third-quarter results were impacted by a slowdown in the renewable energy tax credit lending market and one-time expenses related to rebranding and efficiency initiatives. While certain revenues were down due to the prior-year benefiting from stimulus-related card fee income and the delayed start of last year’s tax season, we are pleased with the continued growth of our Commercial Finance portfolio and its credit quality”
“As we potentially enter a recessionary period, we believe Pathward Financial is positioned to perform well, as we would benefit from higher yields on our new business and existing variable loan portfolios while typically experiencing growth in our working capital lines,” Pharr added.
Business Development Highlights for the 2022 Fiscal Third Quarter
•On July 13, 2022, the Company announced it changed its name to Pathward Financial, Inc.™, and its bank subsidiary, MetaBank®, N.A., changed its name to Pathward™, N.A. ("Pathward" or the "Bank"). Certain changes were made immediately, with a full transition to Pathward expected by the end of this calendar year, including the launch of a new brand identity and website. The Company recognized $3.4 million of pre-tax expenses related to rebranding efforts during the third quarter of fiscal 2022. The Company continues to estimate total rebranding expenses will range between $15 million to $20 million.
•As part of the Company's priority to work with partners that use a broader suite of the capabilities and multi-product solutions that it provides, the Company will not be renewing its agreements with Liberty Tax and Jackson Hewitt. This change is expected to boost operational efficiencies over time. Taxpayer advance volumes are expected to be reduced by approximately 30% next year. No significant impact is anticipated to refund transfer volumes. During the quarter, the Company recognized $1.2 million of pre-tax one-time partner termination related expenses.
Financial Highlights for the 2022 Fiscal Third Quarter
•Total revenue for the third quarter was $126.1 million, a decrease of $4.8 million, or 4%, compared to the same quarter in fiscal 2021, primarily driven by a decrease in noninterest income, partially offset by an increase in interest income.
•Net interest income for the third quarter was $72.2 million, an increase of $3.7 million compared to $68.5 million in the third quarter last year.

•Net interest margin ("NIM") increased to 4.76% for the third quarter from 3.75% during the same period of last year. The prior year period was impacted by excess cash associated with the Company's participation in the U.S. Treasury Department's Economic Impact Program.
•Total gross loans and leases at June 30, 2022 increased $188 million, to $3.68 billion, or 5%, compared to June 30, 2021 and decreased $43 million, or 1%, when compared to March 31, 2022. The increase compared to the prior year quarter was primarily driven by growth in our commercial finance portfolio, partially offset by the sale of all remaining community banking loans during the fiscal 2022 first quarter. The primary driver for the decrease on a linked quarter basis was the seasonal decline in tax services loans.
•The Company originated $4.4 million in aggregate principal of renewable energy loan financing for the third quarter of fiscal 2022, resulting in $1.0 million in total net investment tax credits. During the third quarter of fiscal 2021. the Company originated $13.5 million in aggregate principle of renewable energy loan financing resulting in $3.4 million in total net investment tax credits.
•On May 15, 2022, the Company retired the outstanding $75.0 million subordinated debt, which was due August 15, 2026. As a result of the retirement, the Company will save more than $4 million of interest expense per year.
•The Company resumed share repurchases on July 1, 2022, and through July 22, 2022, the Company repurchased 305,700 shares of common stock at an average share price of $40.74. There are 4,562,477 shares available for repurchase under the common stock share repurchase program announced during the fourth quarter of fiscal year 2021.
•The Company reinstated guidance and expects fiscal year 2023 GAAP earnings per share to be in the range of $5.25 and $5.75. The Company expects fiscal year 2023 adjusted earnings per share to be in the range of $5.10 and $5.60. See non-GAAP reconciliation table below.
Tax Season Recap
During the third quarter of fiscal 2022, total tax services product revenue was $10.3 million, compared to $13.6 million in the prior year quarter. Total tax services product income, net of losses and direct product expenses, increased 9% to $43.5 million from $40.0 million, when comparing the first nine months of fiscal 2022 to the same period of the prior fiscal year.
While taxpayer advances came in below the Company's expectations, overall refund transfer revenues grew 9% year-over-year. Looking ahead to next year, the Company continues to expect strong refund transfer volumes and greater efficiency in its Tax line of business as a result of the non-renewal of the Company's two aforementioned tax partner relationships.
Net Interest Income
Net interest income for the third quarter of fiscal 2022 was $72.2 million, an increase of 5% from the same quarter in fiscal 2021. The increase was mainly attributable to investment interest income, an improved earning asset mix, and increased loan balances.
The third quarter average outstanding balance of loans and leases increased $128.9 million compared to the same quarter of the prior year, primarily due to increases in our core loan and lease portfolios, partially offset by the sale of the remaining community bank portfolio. The Company’s average interest-earning assets for the third quarter decreased by $1.23 billion to $6.08 billion compared with the same quarter in fiscal 2021, primarily due to a reduction in cash balances as a result of high cash levels during the prior year period related to the Company's participation in government stimulus programs. The decrease in interest-earnings assets was partially offset by growth in total investments and total loans and leases.

Fiscal 2022 third quarter NIM increased to 4.76% from 3.75% in the third quarter of last year. The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased 104 basis points to 4.89% compared to the prior year quarter, primarily driven by a decrease in lower-yielding cash balances. Growth in loan and lease and investment securities balances also contributed to the year-over-year TEY increase. The yield on the loan and lease portfolio was 6.69% compared to 6.90% for the comparable period last year and the TEY on the securities portfolio was 2.14% compared to 1.62% over that same period.
The Company's cost of funds for all deposits and borrowings averaged 0.12% during the fiscal 2022 third quarter, as compared to 0.09% during the prior year quarter. The increase in cost of funds was primarily related to accelerated interest expense of $0.9 million during the fiscal 2022 third quarter associated with the retirement of the subordinated debt. The Company's overall cost of deposits was 0.01% in the fiscal third quarter of 2022, the same as the prior year quarter.
Noninterest Income
Fiscal 2022 third quarter noninterest income decreased to $54.0 million, compared to $62.5 million for the same period of the prior year. The decrease was driven by a reduction in gain on sale of loan and leases by $4.8 million, a decrease in payments fee income of $4.5 million, and a decrease in tax services product fee income of $2.7 million. These decreases were partially offset by an increase in rental income of $2.1 million and an increase in other income of $1.3 million. The prior year’s quarter benefited from greater card fee income associated with stimulus activity as well as a delayed tax season. Furthermore, the company recorded fewer gains on loan sales in the current fiscal year as the SBA and USDA sale volumes have been impacted by supply chain constraints within the solar construction market.
Noninterest Expense
Noninterest expense increased 19% to $96.7 million for the fiscal 2022 third quarter, from $81.5 million for the same quarter last year. The increase in expense was primarily driven by an increase in compensation expense, legal and consulting expense, card processing, occupancy and equipment expense, and operating lease equipment depreciation. These increases were partially offset by a decrease in other expense. Compensation expense for the third quarter of fiscal 2022 includes $3.1 million of separation-related expenses stemming from expense reduction initiatives. In addition, the Company recognized $3.4 million in rebranding expenses and $1.2 million in expenses related to the non-renewal of the aforementioned tax partner agreements.
Income Tax Expense
The Company recorded income tax expense of $7.0 million, representing an effective tax rate of 22.6%, for the fiscal 2022 third quarter, compared to $4.9 million, representing an effective tax rate of 11.0%, for the third quarter last year. The current quarter increase in income tax expense was primarily due to a reduction in renewable energy investment tax credit lending volume compared to the prior year period.
The Company originated $4.4 million in solar leases during the fiscal 2022 third quarter, compared to $13.5 million in last year's third quarter. Investment tax credits related to solar leases are recognized ratably based on income throughout each fiscal year. For the nine months ended June 30, 2022, the Company originated $26.9 million in solar leases, compared to $72.0 million for the comparable prior year period. The timing and impact of future solar tax credits are expected to vary from period to period, and the Company intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.
Outlook
The following forward-looking statements reflect the Company’s expectations as of the date of this release, and are subject to substantial uncertainty. The Company's results may be materially affected by many factors, such as changes in economic conditions and customer demand, changes in interest rates, inflation, uncertainty regarding the COVID-19 pandemic, and other factors detailed below under “Forward-looking Statements.” Because the Company’s reported GAAP results include certain income and expense items that are not expected to continue indefinitely and may include additional elements that the Company cannot currently predict, the Company is also providing guidance on a non-GAAP or “adjusted” basis.

The Company reinstated guidance and expects fiscal year 2022 GAAP earnings per share to be in the range of $5.04 and $5.24 and fiscal year 2023 GAAP earnings per share to be in the range of $5.25 and $5.75. This guidance assumes a Fed Funds rate of 3.5% by September of 2023.
When adjusting for gain on sale of trademarks, rebrand related expenses, and separation related expenses, the Company expects fiscal year 2022 adjusted earnings per share to be in the range of $4.28 and $4.48 and fiscal year 2023 adjusted earnings per share to be in the range of $5.10 and $5.60. See non-GAAP reconciliation table below.
Investments, Loans and Leases

(dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Total investments	$2,000,400	$2,090,765	$1,833,733	$1,921,568	$1,981,852

Loans held for sale
Consumer credit products	23,710	23,670	20,728	23,111	12,582
SBA/USDA	43,861	7,740	15,454	33,083	57,208
Community bank	—	—	—	—	18,115
Total loans held for sale	67,571	31,410	36,182	56,194	87,905

Term lending	1,047,764	1,111,076	1,038,378	961,019	920,279
Asset based lending	402,506	382,355	337,236	300,225	263,237
Factoring	408,777	394,865	402,972	363,670	320,629
Lease financing	218,789	235,397	245,315	266,050	282,940
Insurance premium finance	481,219	403,681	385,473	428,867	417,652
SBA/USDA	215,510	214,195	209,521	247,756	263,709
Other commercial finance	173,338	173,260	178,853	157,908	118,081
Commercial finance	2,947,903	2,914,829	2,797,748	2,725,495	2,586,527
Consumer credit products	152,106	171,847	173,343	129,251	105,440
Other consumer finance	107,135	111,922	144,412	123,606	122,316
Consumer finance	259,241	283,769	317,755	252,857	227,756
Tax services	41,627	85,999	100,272	10,405	41,268
Warehouse finance	434,748	441,496	466,831	419,926	335,704
Community banking	—	—	—	199,132	303,984
Total loans and leases	3,683,519	3,726,093	3,682,606	3,607,815	3,495,239
Net deferred loan origination costs	5,047	4,097	1,655	1,748	1,431
Total gross loans and leases	3,688,566	3,730,190	3,684,261	3,609,563	3,496,670
Allowance for credit losses	(75,206)	(88,552)	(67,623)	(68,281)	(91,208)
Total loans and leases, net	$3,613,360	$3,641,638	$3,616,638	$3,541,282	$3,405,462
The Company's investment security balances at June 30, 2022 totaled $2.00 billion, as compared to $2.09 billion at March 31, 2022 and $1.98 billion at June 30, 2021.
Total gross loans and leases totaled $3.69 billion at June 30, 2022, as compared to $3.73 billion at March 31, 2022 and $3.50 billion at June 30, 2021. The primary driver for the decrease on a linked quarter basis was the seasonal tax services portfolio, along with a reduction in consumer finance loans, partially offset by an increase in the commercial finance portfolio. The year-over-year increase was primarily driven by increases within commercial finance, warehouse finance, and consumer finance, partially offset by the sale of all remaining community bank loans.
Commercial finance loans, which comprised 80% of the Company's gross loan and lease portfolio, totaled $2.95 billion at June 30, 2022, reflecting growth of $33.1 million, or 1%, from March 31, 2022 and $361.4 million, or 14%, from June 30, 2021.

As of June 30, 2022, the Company had 79 loans outstanding with total loan balances of $21.1 million originated as part of the Paycheck Protection Program ("PPP"), compared with total loan balances of $43.0 million at March 31, 2022 and $143.3 million at June 30, 2021. In total, approximately 90% of the PPP loan balances were forgiven through June 30, 2022.
When excluding PPP loans and the community bank portfolio, total loans and leases grew 20% at June 30, 2022 when compared to the same period of the prior year.
Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $75.2 million at June 30, 2022, a decrease compared to $88.6 million at March 31, 2022 and a decrease from $91.2 million at June 30, 2021. The decrease in the ACL at June 30, 2022, when compared to March 31, 2022, was primarily due to a $8.2 million decrease in the seasonal tax services loan portfolio, and to a lesser extent, a $2.7 million decrease in the consumer finance portfolio and a $2.5 million decrease in the commercial finance portfolio.
The $16.0 million year-over-year decrease in the ACL was primarily driven by a $13.2 million decrease attributable to the disposition of the community banking portfolio, along with a $2.4 million decrease in the consumer finance portfolio and a $1.7 million decrease in the tax services portfolio. These decreases were partially offset by a $1.2 million increase within the commercial finance portfolio, which reflects the year-over-year loan and lease growth.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Commercial finance	1.56%	1.66%	2.04%	1.77%	1.73%
Consumer finance	2.44%	3.18%	2.70%	2.91%	3.80%
Tax services	54.29%	35.76%	1.60%	0.02%	58.99%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Community banking	—%	—%	—%	6.16%	4.36%
Total loans and leases	2.04%	2.38%	1.84%	1.89%	2.61%
Total loans and leases excluding tax services	1.44%	1.59%	1.84%	1.90%	1.94%

The Company's ACL as a percentage of total loans and leases decreased to 2.04% at June 30, 2022 from 2.38% at March 31, 2022. The decrease in the total loans and leases coverage ratio was primarily driven by the seasonal tax services loan portfolio, along with a decrease in the coverage ratio for both the commercial and consumer finance portfolios. The Company expects to continue to diligently monitor the ACL and adjust as necessary in future periods to maintain an appropriate and supportable level.

Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended			Nine Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Beginning balance	$88,552	$67,623	$98,892	$68,281	$56,188
Adoption of CECL accounting standard	—	—	—	—	12,773
Provision (reversal of) - tax services loans	(166)	28,972	4,685	28,093	32,819
Provision (reversal of) - all other loans and leases	(982)	3,183	(36)	3,386	8,294
Charge-offs - tax services loans	(7,998)	—	(9,505)	(8,253)	(9,505)
Charge-offs - all other loans and leases	(6,346)	(12,415)	(5,360)	(23,366)	(15,284)
Recoveries - tax services loans	6	184	17	2,757	1,027
Recoveries - all other loans and leases	2,140	1,005	2,515	4,308	4,896
Ending balance	$75,206	$88,552	$91,208	$75,206	$91,208

The Company recognized a reversal of provision for credit losses of $1.3 million for the quarter ended June 30, 2022, compared to $4.6 million of provision for credit losses expense for the comparable period in the prior fiscal year. Net charge-offs were $12.2 million for the quarter ended June 30, 2022, compared to $12.3 million for the quarter ended June 30, 2021. Net charge-offs attributable to the tax services, consumer finance, and commercial finance portfolios for the quarter were $8.0 million, $2.3 million, and $1.9 million, respectively.
The Company's past due loans and leases were as follows for the periods presented.

As of June 30, 2022	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$67,571	$67,571	$—	$—	$—

Commercial finance	15,426	4,155	9,195	28,776	2,919,127	2,947,903	3,519	19,603	23,122
Consumer finance	3,808	3,476	3,501	10,785	248,456	259,241	3,501	—	3,501
Tax services	—	41,627	—	41,627	—	41,627	—	—	—
Warehouse finance	—	—	—	—	434,748	434,748	—	—	—
Total loans and leases held for investment	19,234	49,258	12,696	81,188	3,602,331	3,683,519	7,020	19,603	26,623

Total loans and leases	$19,234	$49,258	$12,696	$81,188	$3,669,902	$3,751,090	$7,020	$19,603	$26,623

As of March 31, 2022	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$31,410	$31,410	$—	$—	$—

Commercial finance	24,631	2,574	11,994	39,199	2,875,630	2,914,829	5,701	25,327	31,028
Consumer finance	5,829	5,475	4,814	16,118	267,651	283,769	4,814	—	4,814
Tax services	830	—	—	830	85,169	85,999	—	—	—
Warehouse finance	—	—	—	—	441,496	441,496	—	—	—
Total loans and leases held for investment	31,290	8,049	16,808	56,147	3,669,946	3,726,093	10,515	25,327	35,842

Total loans and leases	$31,290	$8,049	$16,808	$56,147	$3,701,356	$3,757,503	$10,515	$25,327	$35,842

The Company's nonperforming assets at June 30, 2022 were $26.8 million, representing 0.40% of total assets, compared to $38.3 million, or 0.56% of total assets at March 31, 2022 and $45.1 million, or 0.64% of total assets at June 30, 2021. The decrease in the nonperforming assets as a percentage of total assets at June 30, 2022 compared to March 31, 2022, was driven by decreases in nonperforming assets in the commercial and consumer finance portfolios. When comparing the current period to the same period of the prior year, the decrease in nonperforming assets was due to a decrease in nonperforming assets in the community bank portfolio, partially offset by an increase in nonperforming assets in the commercial and consumer finance portfolios.
The Company's nonperforming loans and leases at June 30, 2022, were $26.6 million, representing 0.71% of total gross loans and leases, compared to $35.8 million, or 0.95% of total gross loans and leases at March 31, 2022 and $41.9 million, or 1.17% of total gross loans and leases at June 30, 2021. The decreases are related to the aforementioned decrease in nonperforming assets in the community bank portfolio, partially offset by an increase in nonperforming assets in the commercial and consumer finance portfolios.

The Company has various portfolios of consumer lending and tax services loans that present unique risks that are statistically managed. Due to the unique risks associated with these portfolios, the Company monitors other credit quality indicators in their evaluation of the appropriateness of the allowance for credit losses on these portfolios, and as such, these loans are not included in the asset classification table below. The Company's loans and leases held for investment by asset classification were as follows for the periods presented.

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of June 30, 2022
Commercial finance	$2,182,712	$462,392	$125,249	$172,696	$4,854	$2,947,903
Warehouse finance	434,748	—	—	—	—	434,748
Total loans and leases	$2,617,460	$462,392	$125,249	$172,696	$4,854	$3,382,651

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of March 31, 2022
Commercial finance	$2,171,206	$430,240	$141,497	$167,882	$4,004	$2,914,829
Warehouse finance	441,496	—	—	—	—	441,496
Total loans and leases	$2,612,702	$430,240	$141,497	$167,882	$4,004	$3,356,325
Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2022 third quarter decreased by $1.24 billion to $5.74 billion compared to the same period in fiscal 2021. The decrease in average deposits was primarily due to a decrease in noninterest-bearing deposits of $841.8 million, a decrease in interesting-bearing deposits of $336.3 million, and to a lesser extent, decreases within wholesale, savings, and time deposits, partially offset by an increase in money market deposits.
The average balance of total deposits and interest-bearing liabilities was $5.81 billion for the three-month period ended June 30, 2022, compared to $7.08 billion for the same period in the prior fiscal year, representing a decrease of 18%.
Total end-of-period deposits decreased 3% to $5.71 billion at June 30, 2022, compared to $5.89 billion at June 30, 2021. The decrease in end-of-period deposits was primarily driven by a decrease in interest-bearing checking of $255.2 million and a decrease in wholesale deposits of $72.2 million, partially off-set by an increase in noninterest-bearing deposits of $134.7 million.
As of June 30, 2022, the Company managed $1.22 billion of customer deposits at other banks in its capacity as custodian.
Regulatory Capital
The Company and Pathward remained above the federal regulatory minimum capital requirements at June 30, 2022, continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. Regulatory Capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is made up of nearly all amortizing securities that should provide consistent cash flow and is not expected to require sales to realize the losses to fund future loan growth.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	June 30, 2022(1)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Company
Tier 1 leverage capital ratio	8.23%	6.80%	7.39%	7.67%	6.85%
Common equity Tier 1 capital ratio	11.87%	11.26%	10.88%	12.12%	12.76%
Tier 1 capital ratio	12.19%	11.58%	11.20%	12.46%	13.11%
Total capital ratio	13.44%	14.16%	13.80%	15.45%	16.18%
Pathward
Tier 1 leverage ratio	8.22%	7.79%	8.52%	8.69%	7.83%
Common equity Tier 1 capital ratio	12.17%	13.26%	12.90%	14.11%	14.94%
Tier 1 capital ratio	12.18%	13.26%	12.91%	14.13%	14.96%
Total capital ratio	13.43%	14.52%	14.16%	15.38%	16.22%
(1) June 30, 2022 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Total stockholders' equity	$724,774	$763,406	$826,157	$871,884	$876,633
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	299,616	299,983	300,382	300,780	301,179
LESS: Certain other intangible assets	27,809	30,007	32,294	33,572	35,100
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	11,978	13,404	19,855	22,801	17,753
LESS: Net unrealized gains (losses) on available for sale securities	(131,352)	(69,838)	403	7,344	14,750
LESS: Noncontrolling interest	665	322	642	1,155	1,490
ADD: Adoption of Accounting Standards Update 2016-13	10,011	13,387	6,527	8,202	10,439
Common Equity Tier 1(1)	526,069	502,915	479,108	514,434	520,274
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	377	208	444	747	932
Total Tier 1 capital	540,107	516,784	493,213	528,842	534,867
Allowance for credit losses	55,506	56,051	55,125	53,159	51,317
Subordinated debentures (net of issuance costs)	—	59,256	59,220	73,980	73,936
Total capital	$595,613	$632,091	$607,558	$655,981	$660,119
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes were fully phased in through the end of calendar year 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding AOCI, each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Total stockholders' equity	$724,774	$763,406	$826,157	$871,884	$876,633
Less: Goodwill	309,505	309,505	309,505	309,505	309,505
Less: Intangible assets	27,088	29,290	31,661	33,148	34,898
Tangible common equity	388,181	424,611	484,991	529,231	532,230
Less: AOCI	(131,407)	(69,374)	724	7,599	15,222
Tangible common equity excluding AOCI	$519,588	$493,985	$484,267	$521,632	$517,008

Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Thursday, July 27, 2022. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-844-200-6205 (International: +1-929-526-1599) approximately 10 minutes prior to start time and reference access code 943947. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

Forward-Looking Statements
The Company and Pathward may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the SEC, the Company’s reports to stockholders, and in other communications by the Company and Pathward, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; the impact of measures expected to increase efficiencies or reduce expenses; the timing of and expenses related to our new brand rollout; customer retention; loan and other product demand; expectations concerning acquisitions and divestitures; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflict between Russia and Ukraine; successfully completing our announced rebranding and our ability to achieve brand recognition for Pathward equal to or greater than we have enjoyed for MetaBank; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate; changes in tax laws; the strength of the United States' economy, and the local economies in which the Company operates; inflation, market, and monetary fluctuations; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; Pathward's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of Pathward’s strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry and the insurance premium finance industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by Pathward of its status as a well-capitalized institution; changes in consumer spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2021, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in Thousands, Except Share Data)

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
ASSETS
Cash and cash equivalents	$157,260	$237,680	$1,230,100	$314,019	$720,243
Securities available for sale, at fair value	1,956,523	2,043,478	1,782,739	1,864,899	1,917,605
Securities held to maturity, at amortized cost	43,877	47,287	50,994	56,669	64,247
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	28,812	28,812	28,400	28,400	28,433
Loans held for sale	67,571	31,410	36,182	56,194	87,905
Loans and leases	3,688,566	3,730,190	3,684,261	3,609,563	3,496,670
Allowance for credit losses	(75,206)	(88,552)	(67,623)	(68,281)	(91,208)
Accrued interest receivable	16,818	19,115	17,240	16,254	16,230
Premises, furniture, and equipment, net	42,076	43,167	44,130	44,888	44,107
Rental equipment, net	222,023	213,033	234,693	213,116	211,368
Foreclosed real estate and repossessed assets, net	13	112	298	2,077	1,204
Goodwill and intangible assets	336,593	338,795	341,166	342,653	344,403
Prepaid assets	11,408	15,264	17,007	10,513	7,482
Other assets	231,844	227,448	210,071	199,686	203,123
Total assets	$6,728,178	$6,887,239	$7,609,658	$6,690,650	$7,051,812

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	5,710,799	5,829,886	6,525,569	5,514,971	5,888,871
Long-term borrowings	16,616	91,386	92,274	92,834	93,634
Accrued expenses and other liabilities	275,989	202,561	165,658	210,961	192,674
Total liabilities	6,003,404	6,123,833	6,783,501	5,818,766	6,175,179

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	294	294	301	317	319
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	615,159	612,917	610,816	604,484	602,720
Retained earnings	244,686	223,760	217,992	259,189	262,578
Accumulated other comprehensive income (loss)	(131,407)	(69,374)	724	7,599	15,222
Treasury stock, at cost	(4,623)	(4,513)	(4,318)	(860)	(5,696)
Total equity attributable to parent	724,109	763,084	825,515	870,729	875,143
Noncontrolling interest	665	322	642	1,155	1,490
Total stockholders’ equity	724,774	763,406	826,157	871,884	876,633
Total liabilities and stockholders’ equity	$6,728,178	$6,887,239	$7,609,658	$6,690,650	$7,051,812

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended			Nine Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Interest and dividend income:
Loans and leases, including fees	$62,541	$75,540	$62,287	$203,115	$192,415
Mortgage-backed securities	7,381	5,446	3,446	16,690	8,176
Other investments	3,984	4,191	4,250	12,169	13,207
	73,906	85,177	69,983	231,974	213,798
Interest expense:
Deposits	94	165	188	400	1,429
FHLB advances and other borrowings	1,661	1,212	1,320	4,010	4,045
	1,755	1,377	1,508	4,410	5,474

Net interest income	72,151	83,800	68,475	227,564	208,324

Provision (reversal of) for credit losses	(1,302)	32,302	4,612	31,186	40,991

Net interest income after provision for credit losses	73,453	51,498	63,863	196,378	167,333

Noninterest income:
Refund transfer product fees	10,289	27,805	12,073	38,674	35,400
Tax advance product fees	(20)	39,299	891	40,513	47,413
Payments card and deposit fees	24,673	26,270	29,203	76,075	81,641
Other bank and deposit fees	262	250	338	750	709
Rental income	12,082	11,375	9,976	34,534	29,707
Gain on sale of securities	198	260	—	595	6
Gain on sale of trademarks	—	—	—	50,000	—
Gain (loss) on sale of other	1,239	626	5,955	(1,601)	10,935
Other income	5,271	3,881	4,017	10,811	15,550
Total noninterest income	53,994	109,766	62,453	250,351	221,361

Noninterest expense:
Compensation and benefits	45,091	45,047	38,604	128,364	114,867
Refund transfer product expense	2,457	6,260	2,435	8,855	8,642
Tax advance product expense	(29)	2,002	(25)	2,156	2,534
Card processing	8,438	7,457	6,809	23,067	20,138
Occupancy and equipment expense	8,996	8,500	7,381	25,845	21,017
Operating lease equipment depreciation	9,145	8,737	8,122	26,331	23,122
Legal and consulting	11,724	9,347	5,680	27,279	16,972
Intangible amortization	1,532	2,169	2,013	5,188	6,784
Impairment expense	670	—	505	670	2,217
Other expense	8,626	13,641	9,999	34,491	33,775
Total noninterest expense	96,650	103,160	81,523	282,246	250,068

Income before income tax expense	30,797	58,104	44,793	164,483	138,626

Income tax expense	6,958	8,002	4,934	29,236	9,600

Net income before noncontrolling interest	23,839	50,102	39,859	135,247	129,026
Net income attributable to noncontrolling interest	1,448	851	1,158	2,281	3,221
Net income attributable to parent	$22,391	$49,251	$38,701	$132,966	$125,805

Less: Allocation of Earnings to participating securities(1)	377	815	729	2,166	2,411
Net income attributable to common shareholders(1)	22,014	48,436	37,972	130,800	123,394
Earnings per common share:
Basic	$0.76	$1.66	$1.21	$4.44	$3.87
Diluted	$0.76	$1.66	$1.21	$4.44	$3.87
Shares used in computing earnings per common share:
Basic	28,868,136	29,212,301	31,320,893	29,444,979	31,880,653
Diluted	28,868,136	29,224,362	31,338,947	29,454,586	31,900,597
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended June 30,	2022			2021
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$309,324	$787	1.02%	$1,867,988	$528	0.11%
Mortgage-backed securities	1,395,149	7,381	2.12%	882,042	3,446	1.57%
Tax exempt investment securities	173,192	851	2.50%	263,401	884	1.70%
Asset-backed securities	210,815	750	1.43%	438,163	1,651	1.51%
Other investment securities	246,218	1,596	2.60%	246,493	1,187	1.93%
Total investments	2,025,374	10,578	2.14%	1,830,099	7,168	1.62%
Commercial finance	2,949,813	50,785	6.91%	2,616,942	48,641	7.46%
Consumer finance	300,352	4,964	6.63%	241,813	3,916	6.50%
Tax services	62,934	53	0.34%	91,804	604	2.64%
Warehouse finance	434,532	6,739	6.22%	332,759	5,151	6.21%
Community banking	—	—	—%	335,415	3,975	4.75%
Total loans and leases	3,747,631	62,541	6.69%	3,618,733	62,287	6.90%
Total interest-earning assets	$6,082,329	$73,906	4.89%	$7,316,820	$69,983	3.85%
Noninterest-earning assets	695,468			841,738
Total assets	$6,777,797			$8,158,558

Interest-bearing liabilities:
Interest-bearing checking(2)	$292	$—	0.33%	$336,576	$—	—%
Savings	82,989	7	0.03%	107,803	5	0.02%
Money markets	101,943	53	0.21%	58,517	66	0.45%
Time deposits	8,709	9	0.40%	11,877	27	0.91%
Wholesale deposits	8,554	25	1.19%	86,295	90	0.42%
Total interest-bearing deposits	202,487	94	0.19%	601,068	188	0.13%
Overnight fed funds purchased	19,353	72	1.50%	11	—	0.25%
Subordinated debentures	36,480	1,444	15.87%	73,907	1,148	6.23%
Other borrowings	17,056	145	3.40%	20,657	172	3.35%
Total borrowings	72,889	1,661	9.14%	94,575	1,320	5.60%
Total interest-bearing liabilities	275,376	1,755	2.56%	695,643	1,508	0.87%
Noninterest-bearing deposits	5,538,585	—	—%	6,380,371	—	—%
Total deposits and interest-bearing liabilities	$5,813,961	$1,755	0.12%	$7,076,014	$1,508	0.09%
Other noninterest-bearing liabilities	213,293			225,862
Total liabilities	6,027,254			7,301,876
Shareholders' equity	750,543			856,682
Total liabilities and shareholders' equity	$6,777,797			$8,158,558
Net interest income and net interest rate spread including noninterest-bearing deposits		$72,151	4.77%		$68,475	3.76%

Net interest margin			4.76%			3.75%
Tax-equivalent effect			0.01%			0.02%
Net interest margin, tax-equivalent(3)			4.77%			3.77%
(1) Tax rate used to arrive at the TEY for the three months ended June 30, 2022 and 2021 was 21%.
(2) At June 30, 2021, $336.2 million of the total balance were interest-bearing deposits where interest expense was paid by a third party and not by the Company. On October 1, 2021, the Company reclassified the balances related to that program to noninterest bearing checking due to the product moving to noninterest bearing.
(3) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Equity to total assets	10.77%	11.08%	10.86%	13.03%	12.43%
Book value per common share outstanding	$24.69	$26.00	$27.46	$27.53	$27.46
Tangible book value per common share outstanding	$13.22	$14.46	$16.12	$16.71	$16.67
Tangible book value per common share outstanding excluding AOCI	$17.70	$16.82	$16.10	$16.47	$16.20
Common shares outstanding	29,356,707	29,362,844	30,080,717	31,669,952	31,919,780
Nonperforming assets to total assets	0.40%	0.56%	0.58%	0.92%	0.64%
Nonperforming loans and leases to total loans and leases	0.71%	0.95%	1.16%	1.52%	1.17%
Net interest margin	4.76%	4.80%	4.59%	4.35%	3.75%
Net interest margin, tax-equivalent	4.77%	4.81%	4.61%	4.37%	3.77%
Return on average assets	1.32%	2.49%	3.49%	0.88%	1.90%
Return on average equity	11.93%	24.16%	29.69%	7.18%	18.07%
Full-time equivalent employees	1,178	1,167	1,140	1,124	1,109

Non-GAAP Reconciliations

Adjusted Net Income and Adjusted Earnings Per Share	At and For the Three Months Ended			At and For the Nine Months Ended
Dollars in Thousands, Except Share and Per Share Data	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net Income - GAAP	$22,391	$49,251	$38,701	$132,966	$125,805
Less: Gain on sale of trademarks	—	—	—	50,000	—
Add: Rebranding expenses	3,427	2,819	—	6,249	—
Add: Separation related expenses	3,116	878	1,161	4,080	2,509
Add: Income tax effect resulting from gain on sale of trademarks and rebranding and separation expenses	(1,677)	(930)	(290)	9,965	(627)
Adjusted net income	$27,257	$52,018	$39,572	$103,260	$127,687
Less: Adjusted allocation of earnings to participating securities	458	861	746	1,682	2,447
Adjusted Net income attributable to common shareholders	26,799	51,157	38,826	101,578	125,240
Weighted average diluted common shares outstanding	28,868,136	29,224,362	31,338,947	29,454,586	31,900,597
Adjusted earnings per common share - diluted	$0.93	$1.75	$1.24	$3.45	$3.93

Adjusted Diluted Earnings Per Share Guidance	Fiscal Year Ended
(Earnings per share amounts)	2022	2023
Diluted earnings per share - GAAP	$5.04 - $5.24	$5.25 - $5.75
Less: Net nonrecurring items, net of tax(1)	$0.76	$0.15
Diluted earnings per share - Adjusted	$4.28 - $4.48	$5.10 - $5.60
(1) Includes gain on sale of trademarks, rebrand related expenses and separation related expenses.

Efficiency Ratio	For the Last Twelve Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Noninterest expense: GAAP	$375,860	$360,733	$353,544	$343,683	$330,352
Net interest income	298,231	294,555	284,605	278,991	272,837
Noninterest income	299,893	308,352	312,039	270,903	262,111
Total revenue: GAAP	$598,124	$602,907	$596,644	$549,894	$534,948
Efficiency ratio	62.84%	59.83%	59.26%	62.50%	61.75%

Adjusted Efficiency Ratio
Noninterest expense: GAAP	$375,860	$360,733	$353,544	$343,683	$330,352
Less: Rebranding expenses	6,249	2,822	3	—	—
Adjusted noninterest expense	369,611	357,911	353,341	343,683	330,352
Net interest income	298,231	294,555	284,605	278,991	272,837
Noninterest income	299,893	308,352	312,039	270,903	262,111
Less: Gain on sale of trademarks	50,000	50,000	50,000	—	—
Total adjusted revenue	$548,124	$552,907	$546,644	$549,984	$534,948
Adjusted efficiency ratio	67.43%	64.73%	64.67%	62.50%	61.75%

About Pathward Financial, Inc.™
Pathward Financial, Inc.™ (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all™. Through our subsidiary, Pathward™, N.A., we strive to increase financial availability, choice, and opportunity across our Banking as a Service and Commercial Finance business lines. These strategic business lines provide end-to-end support to the individuals and businesses who are powering the everyone economy. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Justin Schempp
877-497-7497
jschempp@metabank.com

Media Relations Contact
mediarelations@metabank.com